EXHIBIT 10.23.5

NCR OFFICER PLAN

(Amended and Restated Effective December 31, 2008)

PREAMBLE

WHEREAS, this Plan was originally adopted effective as of June 1, 2002, and has been amended from time to time; and

WHEREAS, to comply with the final regulations issued under Section 409A of the Code, the Company desires to amend and restate the Plan;

NOW THEREFORE, the Plan is hereby amended and restated in its entirety, as set forth herein, effective as of December 31, 2008.

NCR OFFICER PLAN

ARTICLE I

Definitions

Wherever used herein, the following terms have the meanings indicated:

1.1 “Board of Directors” means the Board of Directors of NCR Corporation.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Committee” means the Compensation and Human Resource Committee of the Board of Directors.

1.4 “Company” means NCR Corporation, a Maryland corporation, and its subsidiaries and affiliates.

1.5 “409A Committee” means the administrative committee designated by the Senior Vice President, Human Resources of the Company.

1.6 “NCR” means NCR Corporation, and does not include its subsidiaries and affiliates.

1.7 “Participant” means each individual who participates in the Plan in accordance with Article II.

1.8 “Pension Plan” means the NCR Pension Plan, or any successor plan.

1.9 “Plan” means the NCR Officer Plan as set forth in this document, and in any amendments from time to time made hereto.

1.10 “Separation from Service” means a termination of employment with the Company and its affiliated group in such a manner as to constitute a “separation from service” as defined under Section 409A of the Code (for this purpose, the term “affiliated group” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A of the Code). To the extent permitted by Section 409A of the Code, the 409A Committee retains discretion, in the event of a sale or other disposition of assets, to specify whether a Participant who provides services to the purchaser immediately after the transaction has incurred a Separation from Service. If a Participant was an employee of the Company or its affiliated group immediately prior to the spin-off of Teradata Corporation by the Company and an employee of Teradata Corporation or its affiliated group immediately after the spin-off, then solely for purposes of determining when that Participant has incurred a Separation from Service, the term “Company” as used in this Section 1.10 shall mean Teradata Corporation, instead of NCR Corporation.

ARTICLE II

Participation and Vesting

2.1 Participation. An individual becomes a Participant in the Plan if he or she is hired or promoted for the first time by the Company into a Band I position in the United States or internationally, or a Band II position in the United States, on or after June 1, 2002. A non-U.S. citizen in a Band II position who works in the United States for a limited time on an expatriate assignment and remains covered by his or her home country benefit plans will not become a Participant in the Plan, unless such individual applies for permanent residency status (green card) after June 1, 2002, and the green card is approved, and the individual becomes covered by NCR’s U.S. benefits. The Committee in its discretion may designate other employees of the Company as Participants in the Plan.

Notwithstanding the above, effective September 1, 2004, no new participants will be admitted to the Plan.

2.2 Vesting. A Participant becomes vested in his or her benefit under the Plan after completing five years of service as an employee of the Company.

2.3 Termination of Participation. Accrual of benefits under the Plan ceases on the earlier of the date on which the Participant terminates employment with the Company or dies.

2.4 Forfeiture of Benefits. All benefits to which a Participant would otherwise be eligible shall be forfeited if the Participant, during his or her employment with the Company and for a period of eighteen months after termination of employment for any reason, without the prior written consent of the Chief Executive Officer of NCR, (1) renders services directly or indirectly to any Competing Organization (as defined below) involving the development, manufacture, marketing, advertising or servicing of any product, process, system or service upon which the Participant worked or in which the Participant participated during the last three years of employment with the Company, (2) directly or indirectly recruits, hires, solicits or induces, or attempts to induce, any exempt employee of the Company to terminate their employment with or otherwise cease their relationship with the Company, (3) canvasses or solicits business with any firm or company with whom the Participant worked during the preceding five years while employed by the Company, including customers of the Company, or (4) discloses to any third party any Company confidential, technical, marketing, business, financial or other information not publicly available.

“Competing Organization” means an organization identified by the Chief Executive Officer of NCR as a Competing Organization in January of the year in which employment with the Company terminates, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same as or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by the Company to its customers.

All benefits to which a Participant would otherwise be eligible shall also be forfeited if a Participant is terminated by the Company for cause, or is determined by the Board to have engaged in misconduct in connection with the Participant’s employment with the Company.

ARTICLE III

Benefits

3.1 Benefit. Each Participant with at least five years of service with the Company shall be entitled to a benefit under this Plan, expressed as a single life annuity payable at age 65, in an annual amount equal to (a) minus (b).

(a) 1.75% of Officer Compensation, multiplied by the years of Officer Service.

(b) The Retirement Offset.

Effective December 31, 2006, no additional benefits shall accrue under the Plan, and the calculation of benefits accrued as of December 31, 2006 shall be based on Officer Service, Officer Compensation and the Retirement Offset determined as of such date.

3.2 Definitions.

(a) Officer Compensation. “Officer Compensation” means the average annual compensation earned by the Participant while serving in a Band I or Band II position. For U.S. Participants, “compensation” has the same meaning as the defined term “Compensation” in the Pension Plan, without the exclusion for pay received in the last quarter of employment, and without regard to the dollar limits imposed by the Code. For non-U.S. Participants, NCR in its discretion shall determine a definition of compensation that is reasonably similar to the definition in the Pension Plan, which shall be the definition of compensation in the Company-sponsored pension plan, if any, in which the Participant participates, if such definition is reasonably similar to the Pension Plan definition.

(b) Officer Service. “Officer Service” means the years and fractional years of service while serving in a Band I or Band II position.

(c) Retirement Offset. The “Retirement Offset” means the annual amount, expressed as a life annuity, of any employer-provided pension paid to a Participant under the Pension Plan or any other defined benefit pension plan of the Company, attributable to the Participant’s Officer Service, including any amount payable to a Participant from his or her PensionPlus benefit under the Pension Plan, except that the Pension Plus benefit shall be excluded for Participants who were participants in the Pension Plan prior to June 1, 2002—for such Participants, only the Basic Monthly Benefit (as defined in the Pension Plan) shall be included in the Retirement Offset. “Retirement Offset” also includes any annual amount paid to a Participant from the NCR Nonqualified Excess Plan, any other nonqualified or supplemental pension plan funded by the Company (other than the NCR Mid-Career Hire Supplemental Pension Plan), or any long-term disability plan sponsored by the Company. The Retirement Offset does not include amounts payable from a Company-sponsored deferred compensation plan to the extent such amounts represent employee deferred compensation and earnings thereon.

For purposes of determining the Retirement Offset, (1) a cash balance account benefit will be converted to a life annuity using the actuarial assumptions specified in the Pension Plan for converting lump sums to life annuities, (2) the portion of a benefit attributable to years of Officer Service shall be determined by multiplying the total benefit payable from the applicable plan by a fraction, the numerator of which is the years of Officer Service as a participant in the applicable plan, and the denominator of which is all years of service while a participant in the applicable plan, and (3) amounts payable from a Participant’s benefit under a Company-sponsored retirement plan to a former spouse will be included in the Retirement Offset.

If a Participant elects to commence the benefit under this Plan prior to commencing benefits under other Company-sponsored retirement plans, the Retirement Offset will be calculated as if benefits commenced under all such plans. In such case, the Retirement Offset shall not be recalculated when benefits under other retirement plans actually commence.

3.3 Reduction for Early Retirement. If a Participant commences his or her benefit prior to age 62, the benefit shall be reduced in accordance with the following table:

Age at Commencement Date	Percentage of Monthly Benefit which shall be paid commencing on the Commencement Date
62 and over	100.0%
61	94%
60	88%
59	82%
58	76%
57	70%
56	64%
55	58%

An adjustment shall be made by straight line interpolation for ages which are not integral. The reduction shall apply after the benefit calculation described in Section 3.1 is completed, including application of the Retirement Offset.

3.4 Death Benefits. Notwithstanding any election by a Participant pursuant to Section 4.1, if an individual eligible for benefits from this Plan dies before commencement of benefits pursuant to section 4.1(a), but after becoming vested in a benefit from this Plan, a death benefit will be paid to the individual’s spouse (if any), if the spouse is living at the time the death benefit is to commence. The benefit shall equal the survivor benefit that would have been payable to the spouse from the Plan if the Participant (1) terminated employment with the Company on the date of death, or on the actual date of termination of employment if prior to the date of death, (2) commenced the Plan benefit on the earliest date following the date of death, and (3) selected a 50% joint and survivor annuity. The death benefit shall commence as of the later of (1) the first business day of the seventh month immediately following the Participant’s death, or (2) the first business day of the month immediately following the date that the Participant would have attained age 55, and shall be paid in equal bi-weekly installments for the life of the spouse.

ARTICLE IV

Distribution of Benefits

4.1 Each Participant may, no later than a date specified by the 409A Committee (provided that such date occurs no later than December 31, 2008), make the following elections on a form provided by the

409A Committee in accordance with the following terms and conditions (and such additional terms and conditions as the 409A Committee may specify in its sole discretion):

(a) Except as otherwise provided in Section 3.4 or this Article IV, each Participant may elect to have his benefits under Article III commence on the later of (x) the first business day of the seventh month immediately following the Participant’s Separation from Service, or (y) the first business day of the month immediately following attainment of an age specified by the Participant between 55 and 65; provided that the Participant will attain the specified age in 2009 or later; and provided further that to the extent that a Participant does not timely file an election as provided in this Section 4.1(a), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then he will be deemed to have irrevocably elected age 55 (or for a Participant that has attained at least age 55 prior to January 1, 2009, the age that such Participant that will attain in 2009). The election described in this Section 4.1(a) shall become irrevocable on a date specified by the 409A Committee. Once irrevocable, the election may not be changed.

(b) Except as otherwise provided in Section 3.4 or this Article IV, each Participant may elect to have his benefits under Article III paid in the form of a single life annuity or an actuarially equivalent (within the meaning of Treasury Regulation § 1.409A-2(b)(2)(ii)) 50%, 75% or 100% joint and survivor annuity (determined using the actuarial assumptions of the Pension Plan), payable in bi-weekly installments. To the extent that a Participant does not timely file an election as provided in this Section 4.1(b), or such election does not comply with the Plan or the terms and conditions established by the 409A Committee, then a Participant who is unmarried on the date that payments commence pursuant to Section 4.1(a) will be deemed to have irrevocably elected a single life annuity, and a Participant who is married on the date that payments commence pursuant to Section 4.1(a) will be deemed to have irrevocably elected a 50% joint and survivor annuity. The election described in this Section 4.1(b) shall become irrevocable on a date specified by the 409A Committee. Notwithstanding the preceding sentence, a Participant designated by the 409A Committee may elect, on a form provided by the 409A Committee and subject to such terms and conditions as the 409A Committee specifies, to change his form of annuity to another annuity form specified in this Section 4.1(b) at any time prior to the payment commencement date.

(c) The elections described in this Section 4.1 shall also apply to the Participant’s benefits, if any, under the NCR Nonqualified Excess Plan, the Retirement Plan for Officers of NCR, the NCR Mid Career Hire Supplemental Pension Plan, and the NCR Supplemental Pension Plan for AT&T Transfers. This Section 4.1 is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent. Therefore, this Section 4.1 shall not apply to the extent that it would cause an amount otherwise payable in 2008 pursuant to the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008 to be paid in a later year; instead, the amounts otherwise payable in 2008 shall continue to be paid to the Participant in accordance with the terms of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) in effect immediately prior to December 31, 2008.

4.2 Discretionary Lump Sum Payment. Notwithstanding the foregoing, the Company may, in its sole discretion, pay the benefit of any Participant in a single lump sum payment, provided that (a) such payment results in the termination and liquidation of the entirety of the Participant’s interest in the Plan (and any other deferred compensation arrangement of the Company that is aggregated with the Plan pursuant to Treasury Regulation § 1.409A-1(c)), (b) the amount of such payment (determined using the actuarial assumptions applicable under the Pension Plan) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which the payment is made, and (c) in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death).

4.3 Currency. All distributions from this Plan will be paid in U.S. currency. Benefits based on non-U.S. compensation will be converted to U.S. currency in accord with NCR policy, as determined by NCR in its sole discretion.

4.4 Withholdings. NCR shall withhold appropriate FICA and other applicable taxes from distributions under the Plan.

ARTICLE V

Unfunded Nature of the Plan

5.1 Unfunded Plan. This Plan shall be unfunded. The funds used for payment of benefits hereunder and of the expenses of administration hereof shall, until such actual payment, continue to be a part of the general funds of the Company, and no person other than the Company shall, by virtue of this Plan, have any interest in any such funds. Nothing contained herein shall be deemed to create a trust of any kind or create any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE VI

Administration of the Plan

6.1 Plan Administrator. The Plan shall be administered by NCR. NCR shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. NCR shall have all powers necessary or appropriate to carry out its duties, including the discretionary authority to interpret the provisions of the Plan and the facts and circumstances of claims for benefits. NCR’s decisions shall be final and binding on all parties.

6.2 Delegation of Administrative Duties. NCR may, from time to time, delegate to any person or persons or organizations any of its rights, powers, and duties with respect to the operation and administration of the Plan.

6.3 Determination of Benefits. In all questions relating to age and service for eligibility for any benefit hereunder, or relating to term of employment and rates of pay for determining benefits, NCR’s decisions, based upon this Plan and the Company’s records, shall be final and binding.

ARTICLE VII

Amendments and Termination

7.1 Amendment and Termination. This Plan shall terminate when all benefits payable under the terms of the Plan have been paid. The Compensation Committee or the Board of Directors in its discretion may amend or terminate the Plan at any time, provided, however, that (a) no such action shall adversely affect the right of any Participant or surviving spouse to a benefit to which he or she has become entitled pursuant to this Plan, and (b) no amendment or termination may accelerate the payment of a benefit hereunder except as permitted by Section 409A of the Code.

7.2 Lump Sum Cash-Out. For purposes of this Article VII, a decision by the Committee or Board of Directors to pay a single lump sum to a Participant or surviving spouse (but only to the extent permitted by Section 409A of the Code) equal to the present value of any annuity payment due under the Plan shall not be construed as adversely affecting the right of a Participant or surviving spouse to a benefit entitlement under the Plan.

ARTICLE VIII

Change-in-Control

8.1 Change-in-Control. In the event of a Change in Control, as defined in the NCR Change in Control Severance Plan (the “CIC Plan”) or a successor plan, a Participant whose employment with the Company is terminated involuntarily during the three years following the Change in Control will be fully vested under this Plan. If the CIC Plan terminates before the occurrence of a Change in Control, the definition of Change in Control contained therein as of the date of such termination shall govern for purposes of this section.

ARTICLE IX

Miscellaneous

8.1 Governing Law. This Plan shall be governed by the Employee Retirement Income Security Act of 1974 (“ERISA”) except as otherwise exempt. To the extent not governed by ERISA, it shall be governed by the laws of the State of Ohio.

8.2 Assignment Prohibited. Assignment, pledge or encumbrance of any kind of benefits under the Plan shall not be permitted or recognized, including assignment of benefits pursuant to a domestic relations order; provided, however, that amounts owed by a Participant to the Company may be collected from benefits otherwise payable from the Plan, in the discretion of NCR.

8.3 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall continue to be fully effective.

8.4 No Additional Rights. Participation in this Plan shall not give to any employee the right to be retained in the employ of the Company nor any right or interest in this Plan other than as herein specifically provided. No employee shall have any right to a benefit under this Plan unless he or she meets the conditions specified in Sections 2.1 and 2.2.

8.5 Expenses. Expenses of the Plan shall be paid by the Company.

8.6 Domestic Partners. If a Participant has a domestic partner who qualifies under the terms of the Pension Plan (or a similar defined benefit plan in a non-U.S. location) as the Participant’s joint annuitant or as entitled to death benefits as a surviving spouse, then such domestic partner may be designated by the Participant as joint annuitant under this Plan, or will be entitled to a death benefit under this Plan, as the case may be.

8.7 Facility of Payment. Any payment to a Participant or spouse or domestic partner of a Participant or the legal representative of either, in accordance with the terms of this Plan, shall to the extent thereof be in full satisfaction of all claims such person may have against the Company hereunder, which may require such payee, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by NCR. Any release of claims provided pursuant to this Section 8.7 must be executed and delivered to the Company, and must become effective and irrevocable in accordance with its terms, prior to the payment commencement date determined under this Plan.

8.8 Single Benefit Payment. The benefit payable from this Plan and any benefits to which a Participant is entitled from other nonqualified plans sponsored by the Company may be combined and paid by a single bi-weekly check, according to standard payment practices, in the discretion of the Company.

8.9 Exemption From Portions of ERISA. This Plan is intended to qualify for exemption from Parts II, III and IV of the Employee Retirement Income Security Act of 1974 (“ERISA”) as a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

8.10 Compliance with Section 409A of the Code. It is intended that the Plan shall comply with the requirements of Section 409A of the Code. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, benefits provided under this Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax on a Participant under Section 409A of the Code. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of the benefits provided under the Plan is not warranted or guaranteed. Neither the Company, its affiliates, directors, officers, employees nor its advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant or other taxpayer as a result of the Plan. Any reference in the Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-3(j); provided that in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first business day of the seventh month following the Participant’s Separation from Service (or if earlier, the date of the Participant’s death) unless otherwise provided in Treasury Regulation Section 1.409A-3(j). The Committee may also, in its sole discretion, delay the time or form of payment under the Plan to a time or form otherwise permitted under Section 409A of the Code in accordance with the requirements, restrictions and limitations of Treasury Regulation Section 1.409A-2(b)(7).

8.11 By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code) and any action taken under the Plan by the Board of Directors, the Committee, the 409A Committee or the Company or its affiliates, in any case in accordance with the terms and conditions of the Plan (and related administrative rules implemented to comply with Section 409A of the Code).

IN WITNESS WHEREOF, the Company has caused this amendment and restatement of the Plan to be executed on effective as of the 31st day of December, 2008.

NCR CORPORATION

By:	/s/ Andrea Ledford
Name:	Andrea Ledford
Title:	Senior Vice President, Human Resources